Exhibit 99.1

FOR IMMEDIATE RELEASE

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ITRONICS REPORTS 2017 FIRST HALF REVENUE INCREASE OF 28 PERCENT; OPERATIONS, EXPANSION AND DIVERSIFICATION UPDATED

Achieves Breakthrough E-Scrap Refining Technology Milestone

RENO, Nevada, September 6, 2017 -- Itronics Inc. (OTC:ITRO) a diversified producer of GOLD’n GRO zinc fertilizers and silver products and a green technology development Company, today announced sales results and summarized its operations and diversification progress for the second quarter and first half ending June 30, 2017. Total second quarter sales increased 35 percent with a 35 percent increase in fertilizer sales and a 71 percent increase in silver sales. Total first half sales increased 28 percent with a 28 percent increase in fertilizer sales and a 955 percent increase in silver sales.

Total Revenues for the three months ended June 30, 2017 were $807,812 compared to $596,351 in the same period in 2016. Total Revenues for the six months ended June 30, 2017 were $1,245,626 compared to $971,476 in the same period in 2016.

A second bullion shipment was made early in the third quarter and the Company also made its first shipment of silver-copper bearing glass. Shipment of the glass completes proof of concept for the breakthrough e-scrap (personal computer circuit boards) refining process and validates that the e-scrap can be completely converted to saleable products, thereby eliminating it from the environment. Itronics has now proven a second "zero waste" technology and is expanding non-seasonal silver product sales.

In the first half of 2017 the prices of copper, zinc, silver, gold, and palladium have increased sharply, in some cases to multi-year highs. Many forecasters are predicting that gold and silver prices will significantly increase from current levels. The Company is now producing silver bullion that contains silver, gold, palladium, copper and tin and expects to benefit significantly as production expands and these metal prices continue to increase.

2017 First Half Sales Results

Unaudited Revenues for the second quarter, and six months ended June 30, 2017 together with comparative figures for 2016 are presented below:

ITRONICS INC
	For the Quarter Ended June 30		For the Six Months Ended June 30
REVENUE
	2017	2016	2017	2016
Fertilizer	$ 792,009	$ 586,512	$ 1,208,798	$ 946,490
Silver	$ 786	$ 459	$ 9,318	$ 883
Photo Services	$ 9,630	$ 7,158	$ 17,593	$ 16,208
Mining Technical Services	$ 5,387	$ 2,222	$ 9,917	$ 7,895
Total Revenues	$ 807,812	$ 596,351	$ 1,245,626	$ 971,476

Itronics is aggressively advancing development of its sustainability maximizing portfolio of new "Zero Waste" technologies whose objective is to create new non-seasonal lines of business using the Company’s core technologies. The Company’s plan is to operate these technologies and to expand the scale of operations as funding and market conditions permit. The current focus of the hydromet and pyromet refining technology extensions is on pilot scale development of refining e-scrap that contains recoverable silver, gold, and palladium and recoverable base metals including copper and tin, while at the same time recovering iron and sulfur for use as raw materials for manufacturing GOLD’n GRO micronutrient zinc fertilizers.

The field development of the KAM-Thio cyanide neutralization and precious metal leaching technology had been on hold pending further development of the new hydromet and pyromet and e-scrap refining technologies. Early in the third quarter 2017, the Company began investigating opportunities to field test the KAM-Thio technology at one Nevada silver-gold mine. The Company’s plan is to introduce and operate the KAM-Thio technology through joint ventures with mining companies that have suitable silver/gold deposits and leached mine tailings that need remediation.

Operational Developments

The Company is using its vision and creative ability to diversify and further integrate its operations by developing a portfolio of core "zero waste" technology extensions to establish year-round non-seasonal sales in new markets and to produce internally generated raw materials for use in the GOLD’n GRO fertilizers. The focus of these technology extensions is on processing materials that contain silver and other precious metals, and zinc with other base metals.

GOLD’n GRO fertilizers: The Company has identified a potential new environmental benefit that may be obtained by using GOLD’n GRO fertilizers. Based on experience, the Company has observed that the non-nutrient metals cadmium, lead, and mercury are not soluble in the GOLD’n GRO fertilizers. Vegetable growers have a need to minimize uptake of cadmium from the soil by vegetable crops.

The Company’s distributor performed field tests in 2016 that demonstrated that two of the GOLD’n GRO fertilizers, when applied together, are able to reduce cadmium uptake from high cadmium content soil by broccoli and romaine lettuce to a level of "no detect" in harvestable plants. In 2017 the Company is providing support for field testing on spinach to further develop this new technology.

In May the Company placed one of its consumer fertilizers, GOLD’n GRO 6-3-9+4% Sulfur, for retail sales through Buy Nevada First Gift Shop, located at 4001 S. Virginia St., Reno. The fertilizer is a plant food for use on house plants and garden plants and has been generating on-going sales. Due to the enthusiastic customer response to this fertilizer, the Company added a lawn fertilizer, GOLD’n GRO 20-1-7+3% Sulfur, to this retail offering in early August. This fertilizer is for lawns and can be used for fertilization in September and October to prepare the lawns for winter. The Company started this retail program in response to many northern Nevada customer requests.

Silver Production: The Company has completed a second refining campaign which includes incorporating ground up personal computer circuit board scrap (e-waste) to provide quantitative data that is being used to evaluate the feasibility of refining e-scrap to recover its silver, gold, palladium, copper, and tin content. This work is on-going and is now producing silver bullion, and silver-bearing glass. This production is non-seasonal and will stabilize Itronics’ sales as production expands.

The FeLix, SuLix leaching technology pilot operation five times scale up is now completed and is fully operational for use for batch leaching. It is being used as a pilot-scale batch operation to leach iron and sulfur from the low grade silver concentrate produced by the Company in its photoliquid de-silvering operation. The recovery of iron and sulfur are separate processes. The residue that remains after the two leaching steps is a high grade silver concentrate which is delivered to the silver refinery for use in e-scrap refining.

E-scrap processing feasibility study: In the second quarter 2015 Itronics announced that it had started a feasibility study to determine whether e-scrap (personal computer circuit boards) processing can be integrated into the new refining operation. Significant progress is being made and minimum quantities needed for economic viability have been identified and are now being tested in the refining process.

The Company is gathering quantitative processing information to determine the operating parameters needed to expand the operation to recover commercially meaningful amounts of copper, silver, gold, palladium, and tin from e-scrap. The Company’s strategic joint venture with Disability Resources New2U Computers is providing a reliable supply of circuit boards that have been stripped to the Company’s specifications for processing.

Research into availability of e-scrap in northern Nevada has identified a large enough supply of circuit boards (e-scrap) to support a 100 times increase in the Company’s pilot scale e-scrap refining operation. The Company has now begun planning to expand the pilot operation in stages to increase the capacity of the operation by at least 100 times.

In 2017 the Company began Phase III of this study which is to operate the refining process on a pilot scale. The objective of Phase III is to optimize the new refining process and to develop enough operational knowledge so that a plan for expansion to commercial scale operation can be developed. The Company has entered into an agreement for sales of its silver bullion, and a separate agreement for sales of its silver-copper bearing glass. With these agreements in place, the financial sales terms are known and sales can be increased as production expands.

KAM-Thio Process Development: The KAM-Thio technology is being developed by using one of the already proven and field tested GOLD’n GRO fertilizers. Development of this technology is expected to add non-seasonal chemical sales to the silver/gold mining industry, and possibly for use in other industries for cyanide neutralization. As KAM-Thio is developed, it will become a non-seasonal component to expanding GOLD’n GRO fertilizer sales.

Laboratory tests conducted by the Company have demonstrated that KAM-Thio has the ability to leach silver from the silver bearing glass slag generated by the Company’s silver refinery. The tests have also demonstrated that KAM-Thio liquid is stable in the leaching application. Independent laboratory tests have demonstrated that KAM-Thio is able to neutralize the cyanide contained in spent cyanide solution generated by gold-silver leaching.

The amount of KAM-Thio required to neutralize cyanide is in a range appropriate for leaching gold and silver from ore. The next step for KAM-Thio technology development is to conduct a series of tests on silver-gold ore samples to measure the silver-gold leaching capabilities of KAM-Thio. The Company began this evaluation early in the third quarter using samples provided by a Nevada based silver-gold mining company. The bulk of the analytical work needed to measure silver and gold in all test samples is being performed by an independent laboratory.

Zinc Flue Dust Process Development: An Itronics’ press release dated March 17, 2015 announced a technical breakthrough by successfully testing electrowinning as a process to recover metallic zinc powder from zinc enriched liquids that are produced by leaching zinc oxide from zinc bearing flue dust. The innovative zinc recycling technology Itronics is developing is expected to eliminate the waste completely by converting all components to saleable goods (a new "Zero Waste Technology). The process being developed may use up to 40 percent less electrical energy compared to conventional zinc refining. The potential energy savings would be a strong economic driver for the project. This work was put on hold in the second half of 2015 while higher priority projects are being completed.

The zinc price has recently been at a multi-year high and is expected to stay in the range of its current price or trend higher. This increase in zinc price makes development of the zinc flue dust recovery technology more desirable to the Company due to cost savings that could be achieved by using recovered zinc to replace primary zinc that is currently purchased for manufacture of the GOLD’n GRO zinc micronutrient fertilizers which are a significant percentage of total GOLD’n GRO fertilizer sales.

The Company’s smaller leach reactor system is now available to be used for the necessary pilot scale leaching test work that must be completed to perfect the new process. A time table to proceed with this work has not yet been established, but sustained higher zinc prices will provide an economic incentive to activate this project. The Company has reached agreement with a zinc flue dust producer who will supply material for testing once a decision is made to proceed with this development project.

Battery Recycling Evaluation: The Company is studying the potential use of the electricity generating contents of silver batteries and "non-rechargeable" alkaline batteries as a source of raw material for use in manufacturing the GOLD’n GRO fertilizers and for silver production. Once the Company has completed the testing and start-up of e-scrap refining, it will evaluate processing of silver oxide batteries which have to be crushed or ground up prior to introduction into the refining furnace. Processing silver oxide batteries would increase the silver feed to the refinery for use in refining e-scrap and would be non-seasonal.

Alkaline batteries contain potassium, zinc, and manganese. The potassium and zinc are recoverable using Itronics’ leaching technology and are raw materials needed for manufacturing GOLD’n GRO fertilizers. The manganese remains in the solid residue from leaching. The Company has begun laboratory evaluation to develop leaching technology to solubilize manganese. The work has produced some positive results. The lab work is currently on hold due to higher priority work that needs to be completed to support on-going pilot scale operations.

Auric Fulstone Project: An Itronics press release dated January 20, 2015 announced that its subsidiary Whitney & Whitney, Inc. has identified surface high grade zinc-lead-silver mineralization at its Auric Gold & Minerals Fulstone copper-gold exploration project. Within the Auric Fulstone project area, the Company has discovered surface high grade zinc, lead, and silver mineralization that contain anomalous molybdenum in a large area that is geochemically anomalous for zinc. It has also discovered high grade copper mineralization that contains anomalous gold and molybdenum in a separate area that is anomalous for copper. Discovery of the potential for significant zinc, lead, silver, and molybdenum mineralization increases the economic attractiveness of the project by adding potentially significant near surface zinc, lead, silver, and molybdenum values to the over-all copper and gold values that are expected to be identified as the project is explored.

At the end of 2016 Auric Gold & Minerals received an advance from a project partner for the purpose of staking up to 28 additional lode claims to expand the claim coverage of the high grade zinc anomaly that has been identified in the Fulstone Project Area. The claims were staked in the first quarter 2017. In the second quarter an update of the Fulstone project technical report was started and was completed early in the third quarter.

The Company is continuing to evaluate options for developing this project and is discussing joint venture development with potentially interested parties. Copper, zinc, and silver are all at multi-year highs which are stimulating investor interest in getting development of this project funded and launched.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Green Technology" Company which produces GOLD’n GRO specialty liquid fertilizers, silver bullion, and silver-bearing glass. The Company’s goal is to achieve profitable green technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and uses of metals and minerals and by doing this maximize sustainability.

Through its subsidiary, Itronics Metallurgical, Inc., Itronics is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts 100 percent of the spent photoliquids into GOLD’n GRO liquid fertilizers, silver bullion, and silver bearing glass. This is internationally recognized award winning "Zero Waste" Technology. The Company is developing a portfolio of environmentally beneficial "Zero waste" processing and mining technologies. Itronics has received numerous domestic and international awards that recognize its ability to successfully use chemical science and engineering to create and implement new environmentally green recycling and fertilizer technologies.

The Company’s environmentally friendly award winning GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com at:

https://www.amazon.com/Goldn-Gro/s?ie=UTF8&page=1&rh=i%3Aaps%2Ck%3AGold%27n%20Gro.

Due to expanded retail customer interest, GOLD’n GRO fertilizer may now be purchased in Reno, Nevada at "Buy Nevada First Gift Shop", 4001 S. Virginia St.

Follow Itronics on Facebook: https://www.facebook.com/itronicsinc

Follow Itronics on Twitter: https://twitter.com/itronicsinc

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact: Paul Knopick

              888.795.6336